Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES MARCH 2009 US
TRADING VOLUMES

NEW YORK, NY, April 8, 2009 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that March 2009 US trading volume was 5.1 billion shares and average daily volume (ADV) was 231 million shares. This compares to 4.0 billion shares and ADV of 209 million shares in February 2009 and 4.6 billion shares and ADV of 228 million shares in March 2008.  There were 22 trading days in March 2009, 19 trading days in February 2009 and 20 trading days in March 2008.

Although trading volumes were strong, the composition of ITG’s volume has shifted, reflecting the trends identified in the most recent Investment Company Institute (ICI) data on equity mutual funds showing a $25 billion outflow in February and overall redemptions of over $185 billion since September 2008. “We saw our full-service institutional clients retrench this quarter subsequent to significant declines in their assets under management, while our direct market access clients increased business with us,” said Howard Naphtali, Chief Financial Officer at ITG.   These shifts contributed to a sequential decline of approximately 17 percent in average US commissions per share. Given the largely fixed cost structure of ITG’s business model, the decline in average commission rate and related revenues during the quarter pressured margins, although expenses are expected to be below fourth quarter levels.

“The ICI fund flow data indicates that substantial investor assets are on the sidelines.  Once a market recovery begins and those assets return to the equity markets, we believe we are well positioned to increase trading volumes, average US commissions per share and related commission revenues, which would provide the significant operating leverage we have shown in the past,” added Mr. Naphtali.  “In the meantime, our business model and balance sheet remain solid and we are aggressively managing our costs, while maintaining critical strategic growth investments.”

ITG’s non-US revenues for the quarter declined approximately 17-19 percent sequentially, relatively consistent with the double-digit declines in turnover in global markets.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

March:	22	5,089,322,485	231,332,840

Year-to-Date:	61	13,104,768,231	214,832,266

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2008 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, rapid changes in technology, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, evolving industry regulations, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity funds, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and adverse changes or volatility in interest rates.

ITG Contact:

Maureen Murphy

(212) 444-6323

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